UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2009
IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California	91302

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 818.871.1800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets	1

Item 9.01	Financial Statements and Exhibits	1

Item 2.01 Completion of Acquisition or Disposition of Assets
     On June 23, 2009, Ixia, a California corporation (“Ixia”), completed its acquisition of all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Catapult Communications Corporation, a Nevada corporation (“Catapult”), pursuant to an Agreement and Plan of Merger dated as of May 11, 2009 (the “Merger Agreement”), by and among Ixia, Catapult and Josie Acquisition Company, a Nevada corporation and a wholly owned subsidiary of Ixia (“Purchaser”).
     Ixia’s acquisition of Catapult was structured as a two-step transaction, with a cash tender offer by Purchaser for the Shares at a price of $9.25 per Share in cash to the holders thereof (the “Offer Price”) without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 26, 2009, and in the related Letter of Transmittal, each as amended and supplemented from time to time, filed by Ixia and Purchaser with the Securities and Exchange Commission (the “SEC”) on May 26, 2009 (the “Offer”), followed by the merger of Purchaser with and into Catapult (the “Merger”).
     The Offer expired at 12:00 midnight, New York City time, at the end of Monday, June 22, 2009. A total of 10,798,897 Shares was tendered and not withdrawn pursuant to the Offer, representing approximately 95.5% of the outstanding Shares. All Shares that were validly tendered and not withdrawn were accepted for payment in accordance with the terms of the Offer.
     Pursuant to the Merger Agreement, the Merger was consummated on June 23, 2009 without a meeting of the Company’s stockholders in accordance with the Nevada Revised Statutes. At the effective time of the Merger, Purchaser was merged with and into Catapult, with Catapult surviving as a wholly owned subsidiary of Ixia. In the Merger, each outstanding Share (other than Shares held by the Company or any of its subsidiaries or owned by Ixia or any of its subsidiaries, which were automatically cancelled without consideration) was automatically cancelled and converted into and became a right to receive the Offer Price without interest and less any required withholding taxes.
     The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which was included as Exhibit 2.1 to Ixia’s Current Report on Form 8-K, filed with the SEC on May 12, 2009, and which is incorporated herein by reference.
     The aggregate consideration paid by Purchaser and Ixia for the Shares in the Offer and the Merger was approximately $104.6 million, plus related transaction fees and expenses. Aggregate consideration of approximately $2.0 million is also being paid to holders of options to purchase Catapult common stock that were cancelled in connection with the Merger and that had exercise prices lower than the Offer Price. Ixia funded the acquisition from cash (or cash equivalents) on hand.
Item 9.01 Financial Statements and Exhibits
     (a) Financial Statements of Businesses Acquired.
The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed with the SEC.

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     (b) Pro Forma Financial Information.
The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed with the SEC.
     (d) Exhibit
2.1 Agreement and Plan of Merger dated as of May 11, 2009, among Ixia, a California corporation, Catapult Communications Corporation, a Nevada corporation, and Josie Acquisition Company, a Nevada corporation and a wholly owned subsidiary of Ixia (incorporated by reference to Exhibit 2.1 to Ixia’s Current Report on Form 8-K filed with the SEC on May 12, 2009).

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia
Dated: June 29, 2009	By:	/s/ Thomas B. Miller
Thomas B. Miller
Chief Financial Officer

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